Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR	020 7418 1300 tel 020 7418 1400 fax

10 March 2021

InterContinental Hotels Group PLC

Broadwater Park

Denham

Buckinghamshire

UB9 5HR

Ladies and Gentlemen

InterContinental Hotels Group PLC - Registration Statement on Form S-8

We are acting as advisers as to English law to InterContinental Hotels Group PLC, a public company limited by shares incorporated under the laws of England and Wales with company number 5134420 (the “Company”), in connection with its preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed on 10 March 2021 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) with respect to up to 250,000 ordinary shares of 20 340/399 pence each of the Company (the “Ordinary Shares”) which may be issued from time to time pursuant to equity awards granted under the InterContinental Hotels Group PLC Colleague Share Plan (the “Plan”).

Documents Reviewed

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 to this opinion. Terms defined in the Schedules have the same meaning where used in this opinion (including, for the avoidance of doubt, the Schedules).

Nature of Opinion and Observations

This opinion is confined to matters of English law as at the date of this opinion and this opinion and any non-contractual obligations arising out of or in relation to it are governed by and shall be construed in accordance with English law. Accordingly, we express no opinion with regard to any system of law other than English law as currently applied by the English courts. To the extent that the laws of any other jurisdiction (including, without limitation, the federal laws of the United States of America or the laws of the State of New York) may be relevant, we have made no independent investigation thereof, and our opinion is subject to the effect of such laws. By accepting this opinion you irrevocably agree and accept that the courts of England shall have exclusive jurisdiction to hear and determine any dispute or claim arising out of or in connection with this opinion or its formation, including, without limitation, (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion and (ii) any non-contractual obligations arising out of or in connection with this opinion.

InterContinental Hotels Group PLC	2	10 March 2021

We assume no obligation to notify you of any future changes in law (including any changes occurring as a result of the United Kingdom withdrawing from the European Union), which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.

We have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

Opinion

On the basis of our examination of the documents listed in Schedule 1 to this opinion and the other matters referred to above, and subject to the assumptions in Schedule 2 to this opinion, the qualifications in Schedule 3 to this opinion and any matters not disclosed to us, we are of the opinion that following: (a) compliance by the Company with its obligations under the rules of the Plan; and (b) the due allotment and issue by the Company of such of the Ordinary Shares as will be issued as new shares pursuant to and in accordance with the rules of the Plan and against payment in full of the agreed “cash consideration” (as such term is defined in section 583(3) of the Companies Act 2006) of not less than the nominal value of each such Ordinary Share, and subject to the Company’s articles of association not being materially altered prior to the allotment and issue of any such Ordinary Shares, those new Ordinary Shares will be validly issued, fully paid and no further contribution in respect of such Ordinary Shares will be required to be made to the Company by the holders of such shares by reason solely of them being such holders.

General

This opinion is addressed to you in relation to the Registration Statement to be filed under the Act and may not be used or relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/ Davis Polk & Wardwell London LLP

InterContinental Hotels Group PLC	3	10 March 2021

SCHEDULE 1

DOCUMENTS EXAMINED

For the purposes of this opinion, we have examined the following documents:

1.	a copy of the Registration Statement to be filed under the Act;

2.	a copy of the Plan; and

3.	a certificate from the secretary of the Company dated 10 March 2021 and the documents annexed thereto (the “Certificate”).

InterContinental Hotels Group PLC	4	10 March 2021

SCHEDULE 2

ASSUMPTIONS

For the purposes of this opinion, we have (with your consent and without further enquiry) assumed:

1.	all documents submitted to us as originals are authentic and complete;

2.	all documents submitted to us as copies, whether in physical or electronic form, conform to authentic, complete originals and, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

3.	all signatures (whether in physical or electronic form), stamps and seals on all documents that we reviewed are genuine and the person who affixed any signature (whether in physical or electronic form) to any document is the person whose signature it purports to be or a person who had the authority of the person whose signature it purports to be to do so;

4.	each of the statements contained in the Certificate is true and correct as at the date of the Certificate and as at the date hereof and will be as at the time of the allotment and issue of any Ordinary Shares or grant of rights to subscribe for, or convert any security into, Ordinary Shares;

5.	that the directors of the Company, in authorising any allotment of Ordinary Shares or grant of rights to subscribe for, or convert any security into, Ordinary Shares, have exercised and will exercise their powers in accordance with their duties under all applicable laws and the articles of association of the Company in force at the relevant time, and that all such further meetings of the board of directors of the Company or any duly authorised and constituted committee of the board of directors of the Company which may be required in order validly to allot and issue any Ordinary Shares or to grant any rights to subscribe for, or convert any security into, Ordinary Shares will be duly convened and held and the requisite resolutions to give effect to each such allotment, issue or grant will be duly passed;

6.	that the Plan is, and will at all times be, an “employees’ share scheme” within the meaning of section 1166 of the Companies Act 2006;

7.	that there are no facts or circumstances which are not apparent from the face of the documents listed in Schedule 1, and no documents other than those referred to in this opinion or other arrangements, that could affect the opinions expressed in this opinion;

8.	the information revealed by our search of the entries shown on the Companies House Direct online service on 8 March 2021 with respect to the Company (the “Company Search”) (i) was accurate in all respects and has not since the time of such search been altered, and (ii) was complete and included all relevant information which should properly have been submitted to the Registrar of Companies;

9.	the information revealed by the results of a telephone search with the Companies Court in London of the Central Registry of Winding Up Petitions on 8 March 2021 with respect to the Company (the “Central Registry Search”) was accurate in all respects and has not since the time of such enquiry been altered;

10.	that insofar as any obligation under the Plan is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction; and

InterContinental Hotels Group PLC	5	10 March 2021
11.	that the name of each relevant allottee and the Ordinary Shares allotted are duly entered in the register of members of the Company and all filings required to be filed with the Registrar of Companies or otherwise in connection therewith or in connection with any grant of rights to subscribe for, or convert any security into, Ordinary Shares will be filed within, in each such case, the relevant time limits.

InterContinental Hotels Group PLC	6	10 March 2021

SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

1.	the Company Search is not capable of revealing conclusively whether or not, inter alia, (i) a winding-up order has been made or a resolution passed for the winding up of a company; or (ii) an administration order has been made; or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed; or (iv) a court order has been made under the Cross-Border Insolvency Regulations 2006, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the electronic records of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the Court;

2.	the Central Registry Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such Court of an administration order; and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted; and

3.	this opinion is subject to all applicable laws relating to bankruptcy, insolvency, liquidation, administration, voluntary arrangement, scheme of arrangement, moratorium, reorganisation, rescheduling, fraudulent transfer, preference, transactions at undervalue or other laws of general application relating to or affecting the rights of creditors.